EXHIBIT 10.27
                           SECOND AMENDMENT

     This Second Amendment to the Agreement of July 28, 1991 (the
     ("Agreement") is made as of June 1, 1994 by and between Intelogic Trace, Inc. and Mark S. Helwege ("Executive").

     The parties agree as follows:

     1. As of June 1, 1994, Executive's bi-weekly salary shall be increased to $6,346.15 and shall thereafter be increased to $7,692.30 per bi-weekly period upon the earlier of (i) I T generating a net profit before taxes in any quarter, or (ii) as of the closing date if I T is sold.

     2. For the 1995 fiscal year, Executive shall be eligible to receive performance bonus incentives in accordance with the following based upon I T's earnings from operations:

                $ 0  - $ 5.0 Million     .75% of such earnings
                $ 5+ - $10.0 Million    1.50% of such earnings
                $10+ Million            2.00% of such earnings

          This bonus is to be calculated and paid quarterly on a year-to-date basis at the .75% rate, less prior period payments.

          The bonus for annual performance above $5 million will be calculated and paid within thirty (30) days after the close of the fiscal year. All bonuses are considered earned when paid.

     3. The Executive Medical Plan applicable to Executive is hereby increased to $15,000 per annum.

     4. Executive shall be entitled to four (4) weeks of vacation per year.

     5.   Executive shall be entitled to tax preparation assistance.

     6. Paragraph 10.a. of the Agreement is hereby amended to provide for a severance period of thirty-nine (39) consecutive bi-weekly pay periods, commencing on the date of termination of Executive's employment, plus $20,000 as a lump-sum on such date of termination plus a bonus of a pro rata amount based upon Executive's last preceding Management Incentive Compensation award.

     7. The Board of Directors may also consider the granting of a discretionary bonus to Executive if Executive is employed by I T on the date such sale is consummated.

     8. The terms of the Agreement and this Second Agreement shall be binding upon any successor company.

     9. Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect.

     INTELOGIC TRACE, INC.               EXECUTIVE

     By: ASHER B. EDELMAN                MARK S. HELWEGE
         Asher B. Edelman                Mark S. Helwege
         Chairman